                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

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
                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                             -------------------
                                                               1997      1996
                                                             --------- ---------
Net Income.................................................  $      64 $      53
Add:
  Interest.................................................         39        40
  Amortization of capitalized debt expense.................        --          1
  Portion of rentals representative of interest factor.....          2         3
  Income tax expense and other taxes on income.............         31        44
  Fixed charges of unconsolidated subsidiaries.............          1        --
                                                             --------- ---------
    Earnings as defined....................................  $     137 $     141
                                                             ========= =========
Interest...................................................  $      39 $      40
Amortization of capitalized debt expense...................        --          1
Portion of rentals representative of interest factor.......          2         3
Fixed charges of unconsolidated subsidiaries...............          1        --
                                                             --------- ---------
    Fixed charges as defined...............................  $      42 $      44
                                                             ========= =========
Preferred Dividends:
  Amount declared..........................................  $       2 $       2
  Gross-up to pre-tax based on effective rates of 33% and
   37%, respectively.......................................  $       3 $       3
Ratio of earnings to fixed charges and preferred dividends.      3.04x     3.00x
                                                             ========= =========
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